Exhibit 99.1

	PRESS RELEASE	FOR IMMEDIATE
RELEASE

	March 3, 2014	NEW YORK METRO

Investor Contact:	MFA Investor Relations	NYSE: MFA
212-207-6433
www.mfafinancial.com

Media Contact:	Abernathy MacGregor
Tom Johnson, Andrew Johnson
212-371-5999

MFA Financial, Inc. Elects Richard Byrne to Board of Directors

NEW YORK — MFA Financial, Inc. (NYSE:  MFA) announced today that its Board of Directors has elected Richard Byrne to its Board.  Mr. Byrne fills the vacancy left by the resignation of a former director at the end of 2013.

Mr. Byrne, age 52, is the President of Benefit Street Partners LLC, the credit investment arm of Providence Equity Partners, a leading global private equity firm.  Mr. Byrne joined Benefit Street Partners in April 2013 from Deutsche Bank Securities, Inc., where he served as Chief Executive Officer.

“We are very pleased to welcome Rich to the MFA Board,” said George H. Krauss, MFA’s Chairman of the Board.  “Rich has a deep understanding of the capital markets and his business expertise and leadership experience will be a valuable asset to MFA and our Board.”

Prior to serving as CEO of Deutsche Bank Securities, Inc., Mr. Byrne was Co-Head of Global Capital Markets at Deutsche Bank.  Prior to Deutsche Bank, Mr. Byrne was Co-Head of Global Leveraged Finance and Head of Global Credit Research at Merrill Lynch.  Mr. Byrne earned a Masters in Business Administration from the Kellogg School of Management at Northwestern University and his B.A. from Binghamton University.

MFA is a real estate investment trust primarily engaged in the business of investment, on a leveraged basis, in Agency and Non-Agency residential mortgage-backed securities.